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Conference Call Transcript VTSS.PK - Vitesse State-of-the-Company Conference Call Event Date/Time: Feb. 12. 2008 / 1:30PM PT

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Feb. 12. 2008 / 1:30PM PT, VTSS.PK - Vitesse State-of-the-Company Conference Call

CORPORATE PARTICIPANTS

Chris Gardner

Vitesse Semiconductor - President, CEO

Rich Yonker

Vitesse Semiconductor - CFO

CONFERENCE CALL PARTICIPANTS

Robert Chapman

Chapman Capital - Analyst

Jerry Reeve

Vanguard Capital - Analyst

Kevin Wenck

Polynous Capital Management - Analyst

Charles Amaco

Private Investor - Analyst

Rob Ford

Private Investor - Analyst

Allan Mishan

Oppenheimer & Co. - Analyst

Orin Hirschman

AIGH Investment Partners - Analyst

Andrew Schmidt

Nyquist Capital - Analyst

Edward Baliski

Seamark - Analyst

Phillip Sep

Independent Investor - Analyst

Rodney Alswager

Private Investor - Analyst

Alex Washburn

Columbia Pacific - Analyst

John Privitelli

Private Investor - Analyst

Albert Chan

Private Investor - Analyst

PRESENTATION

Operator

Good afternoon. My name is Janice, and I will be your conference operator today. At this time, I would like to welcome everyone to the Vitesse State-of-the-Quarter conference call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a question and answer session. (OPERATOR INSTRUCTIONS) Thank you.

Mr. Gardner, you may begin your conference.

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Feb. 12. 2008 / 1:30PM PT, VTSS.PK - Vitesse State-of-the-Company Conference Call

Chris Gardner - Vitesse Semiconductor - President, CEO

Thank you Janice. Welcome. Thank you for joining the call today. The purpose of the call is to provide with an update on our business results and trends for Vitesse's fiscal quarter 2008, first fiscal quarter 2008, which ended December 31st, 2007. While we were not filing financial statements at this time, we hope that this call provides you with the information needed to track our results and progress.

Before we begin, I would like to review our Safe Harbor. Certain matters discussed in the conference call constitute forward-looking statements, that are based on management's current expectation, and involve risks and uncertainties that can cause actual results to differ materially from those projected. The risks include among others risks related to the previously disclosed restatement of the Vitesse's financial statement, and Vitesse's failure to file it's required reports under the Securities Exchange Act of 1934.

Furthermore information provided during this call which is not historical in nature are forward-looking statements pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Vitesse undertakes no duty to update any forward-looking statements, or confirm those statements to actual results or change in the Company's expectations.

This quarter we took important steps to build the business. We closed a major transaction with Maxim, that strengthens our balance sheet and allows us to focus on our core business. We settled the pending shareholder litigation, and took steps to improve our corporate governance, and strengthen our Board of Directors. As you will hear from Rich, we continue to make progress on our financials and operations, and finally, we have taken strong steps to position the Company for the long term trends that will drive our future. As is our custom, I would like to start today by reviewing progress of the extraordinary activities of the Company.

I will start with the recently completed sale of portions of our Storage Products division. As we announced previously in this transaction, which closed on October 29, 2007, Vitesse sold to Maxim our SAS expander and closure management product lines. These product lines represented about $20 million in revenue in the 12 months ending June 2007. With the sale, Maxim acquired virtually all of the development resources within our Storage Product division, allowing us to reduce our operating expenses somewhat in the December quarter, with further reductions expected in the current March quarter.

Vitesse retains several legacy product lines, and continues to service its customers on these product lines, which include our RAID-on-Chip and our Fibre Channel physical layer component. The transition of products to Maxim, and the support of our customers during this transition has gone smoothly. Coincident with this close, we also retired our debt with Tennenbaum Capital. A new Whitebox Advisors facility brings additional capital to the Company, offers us better flexibility, and reduces the interest impact to our income statement. Rich will give you more details in a moment.

This divestiture is an important milestone for Vitesse. It solidifies our balance sheet, and more importantly allows us to focus attention and resources into growing markets, where we already have a strong position.

Next let me discuss the status of litigation actions of the Company. Early last month we reported that on January 7, 2007, the Federal District Court in Los Angeles had granted preliminary approval to the settlement reached in the class action and shareholder derivative cases. We hope to get final approval from the shareholder class and the Federal District Court within the quarter. Since I have detailed the terms of those settlements in prior calls, I will not do so today. I will point you instead to our website, and the release issued October 11, 2007 for the details. With respect to our case against KPMG, that case is still in progress, and is our practice, we will not comment further or take any questions on its status.

With that, let me now turn it over to Rich, to provide more details on the results of the quarter.

Rich Yonker - Vitesse Semiconductor - CFO

Thanks, Chris. I would like to start today with a progress report on the audit of 2006 and '07 financials, and the filings of the required Form 10-Ks and 10-Qs with the SEC. In reconstructing auditable financials for 2006 and 2007, we have assembled the best possible team to work on this project. BDO Seidman for the independent audit work, Navigant Consulting, in reconciling the accounting related to stock option backdating issues, and Grant Thornton to resolve the tax issues arising from the stock option backdating activities.

With the engagement of BDO as our independent audit firm, the completion of the audit and filing of the required financial statements for the SEC, has been a top priority of senior management and the Audit Committee. In our last investor call I announced BDO would start its field audit work in October, and the targeted completion date for the audit will be the first quarter of calendar year of 2008. Well the entire first quarter is the

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Feb. 12. 2008 / 1:30PM PT, VTSS.PK - Vitesse State-of-the-Company Conference Call

completion target, with some degree of safety margin to account for any delays in the reconstructing of the underlying financials for the audit. As of today, we were still targeting a March completion date, but informing you that we have no remaining safety margin in the schedule. Accordingly, any future obstacles which are require additional time for us to complete the audit, will result in the completion date slipping to the second quarter of calendar year 2008.

I want to emphasize this project continues to be managed to specific deadlines, with daily reviews, and with hourly updates to me on any issue which could lead to further risk of delay. In this regard, the accounting for stock option backdating does pose a risk of delaying the completion date. Again, be assured the Vitesse senior management, the Audit Committee and our auditors are working to complete this project expeditiously, and present our filings to the SEC and the IRS. I want to thank our channel partners, customers, and vendors, for their continued cooperation and supplying our auditors with three years of critical audit evidence, required to complete this reconstruction.

Now I will review our key operating metrics for the quarter ended December 2007. As I have said before, these results are an audit and subject to adjustment. The comparison to prior quarters will not be covered today, but will be addressed in the SEC filings. The key operating metrics we will discuss are the same as we reported in the past, and include consumption, our sales to Vitesse end customers, Cash, working capital and capital expenditures.

I will start with the balance sheet metrics for Q1 '08. Accounts Payable for the quarter was $20.2 million, which remains at normal operating levels of days payable. Accounts Receivable for the quarter was $17.7 million, which is within expected normal operating levels. Net inventory increased to $44 million to reflect the impact on the balance sheet of going to a sell-through revenue recognition policy. Simply put, all the inventory which in prior periods was in the channel, now resides on the Vitesse balance sheet.

Capital expenditures for Q1 was $1.8 million, which was mainly for cost reduction capital equipment used in reducing manufacturing costs, and improving gross margin. The long-term debt was reduced by $30 million, from $160 million to $130 million. As outlined in the November call, the impact of the Maxim transaction and concurrent Whitebox funding, reduced the quarterly debt service from $3 million to $1.2 million.

For the fourth consecutive quarter, the Company was operations cash flow positive. Cash increased from $26.4 million in the prior quarter to $41.5 million ending Q1 fiscal year '08. I would like to highlight a point about the current cash balance. Included in this quarter's cash was $4 million. the first payment on a contract for licensing of intellectual property. Chris will have more details on this transaction later in the call.

Moving now to the income statement metrics. First I will cover net consumption. That is sales to end customers. It decreased on a sequential basis to $54.9 million for the end of the quarter. As a reminder the Company did divest a substantial part of the storage business to Maxim in Q1 '08. Also as many of our industry peers have already shared, China based customers experienced an abnormal slowdown at the end of the quarter. No IP sales are included in this consumption number, as the accounting treatment for licensing of intellectual property is to defer all revenue to the end of the contract.

Therefore revenue for this contract will be deferred until the final milestone is achieved, which is targeted for the fourth quarter of fiscal year '08. The test will continue to receive cash payments in the interim quarters, as each milestone is met. Also not included in this quarter's consumption number is $1.2 million of income earned from the Maxim asset sale. This is the first payment of the earn-out schedule. The accounting treatment for the earn-out is to record it below the operating income line.

Professional fees increased from $2.1 million to $3 million, or an increase of $0.9 million. This increase is mainly due to temporary accounting personal being used in the reconstruction and restatement of financials for fiscal year '05, and due to the outsourcing to Navigant Consulting, the accounting work required for the stock option backdating. As of now, Vitesse has not changed its position. It is unlikely fiscal year 2005 will be audited.

However, in preparing to become compliant with the SEC, a full investment in reconstructing fiscal year 2005 is required. Operating expenses, and these do not include depreciation, increased from $23.1 million to $23.9 million, mainly due to audit fees which are included in SG&A.

In closing, consumption to end users was below our expectations. However, the Maxim earn-out income and the contract for intellectual property were welcome additions to the financials. We continue to be encouraged by the ability to generate cash from operations for a fourth consecutive quarter. With the added cash, we now have the flexibility to increase investments in improving margins, and improving time to market of new products.

Since Q1 of fiscal year 2007, we have continued to reduce our breakeven revenue, improve the bottom line, strengthen our balance sheet, as we position and invest for revenue growth in expanding target markets.

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Feb. 12. 2008 / 1:30PM PT, VTSS.PK - Vitesse State-of-the-Company Conference Call

This concludes the review of the key operating metrics. Now back to Chris.

Chris Gardner - Vitesse Semiconductor - President, CEO

Thanks, Rich. Let me now turn to the market update. During the quarter we saw mixed results in our end markets. We entered the quarter in good position, with solid backlog from networking and enterprise segments.

As the quarter progressed, we experienced a substantial softening in networking, including delayed orders and pushouts of some of our backlog into January. The delays were most prominent in Asia, particularly from some of our large Chinese customers.

We believe this is a temporary inventory correction, and does not represent a slowing in end market demand, as we have already seen some of these same customers begin expediting material for the current quarter. We continue to see steady demand from enterprise customers, both our legacy storage products, as well as our Ethernet products. Overall, we remain cautious about the market.

In the quarter, our Top 10 customers again represented just over 50% of the total business. We had one customer, IBM, at just over 10% of sales in the quarter. Geographically our business was well diversified, with 54% of sales in the U.S., 35% in Asia, and 11% in Europe.

From a design win perspective, we exceeded our quarter goals, and design wins continue on a solid trend across all of the product lines. We captured many new wins in core and metro carrier networking applications, including six new platform wins, with our 10-gig Ethernet-over-SONET mapper product family at Tier 1 and Tier 2 customers. These wins typically include 6 to 10 individual ICs, including 10-gigabit mappers, Ethernet Max, and SONET TSI switches, as well as physical layer products, such as PHYs, and signal integrity backplane components.

Today we believe that Vitesse is the only manufacturer that can supply this level of content into emerging next generation SONET and carrier Ethernet applications, providing this complete solution gives us a strong competitive advance. In the quarter, we saw strong activity in the optical module market, claiming over 20 wins in 10-gigabit optical PHY, and PMD products, mostly in 10-gigabit Ethernet applications.

We also had good success in the enterprise switch segment, with key new wins for several product families at Tier 1 customers. As I discussed in the last call, we have reorganized Che company along functional boundaries, and have eliminated the formal product divisions. Our focus is now on two major markets, that we classify as carrier networking and enterprise networking. Accordingly on future calls we will report three consumption numbers, carrier, enterprise, and noncore.

I will give you a breakdown of how these numbers map into our Q1 results, so you can calibrate models going forward. In Q1 '08, carrier was 36%. That is 36% of the total business of $54.9 million. 90% of this came from NPD, 5% from EPD, and 5% from SPD. In Q1 '08, enterprise was 37% of the total $54.9 million. 35% from NPD, 60% from EPD, and 5% from SPD. Noncore comprises the remaining 27% of the business for Q1 '08. 24% from NPD, 0% from EPD, and 76% from SPD.

By comparison, in Q1 FY '07, approximately 37% of consumption was carrier, 22% enterprise, and 41% noncore. Today, I will review the results of Q1 in the traditional division format. In the future, I will report only the new categories. I will start the division update with the networking products.

Networking was most impacted by the slowdown I just mentioned. After a very strong Q4, consumption in Q1 was down sequentially to 52% of the business. More than 50% of the decrease was due to delays at several major accounts in China. We also saw slowdown in some the 10-gigabit Ethernet module suppliers, as they digests product shipments last quarter, and worked through the ramps in their new products.

Overall we feel this is the result of inventory challenges, not changes in long-term demand, as these customers have recently given us solid growth forecasts into 2008. We continue to work with these customers to improve our visibility, in to these short-term demand changes.

We continue to see exciting new opportunities for a networking products within carrier and enterprise networks and systems. Vitesse recently attended DesignCon, a trade show focused on signal integrity solutions for high speed computing and communications systems. At the show, we highlighted a new technology called VScope, VScope is a patented receiver technology, that will revolutionize how engineers can visualize and monitor very high speed signals within their systems. The response to this unique capability has been dramatic. We will deploy VScope into many of our products. The first being our VSC3406, a multichannel backplane transceiver which we announced this quarter.

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Feb. 12. 2008 / 1:30PM PT, VTSS.PK - Vitesse State-of-the-Company Conference Call

In addition to product deployments, the VScope technology offers other potential business opportunities, such as licensing and partnerships. It is a good example of our continuing focus on technology innovation. Generally our signal integrity solutions are becoming more strategic for our customers, as they scale line cards and backplanes from 10 to 20, 40 and ultimately 100-gigabit capacities. Our signal integrity product line is aimed squarely at the bottlenecks in these high speed compute, storage, and communications systems. We continue to see strong growth in this product line.

Q1 was another record quarter, up substantially over the prior quarter. Our Ethernet products division showed moderate growth to 25% of our business, up slightly from 20% in the prior quarter, and up from 16% in the Q1 '07 quarter. Demand has been solid. About 50% of the delinquency, the $3 million delinquency we reported last quarter was delayed again by shipments from a single supplier. We have been able to correct this delinquency in the current quarter.

We continue to see growth opportunities in the transition to gigabyte speeds. We closed nearly 20 design wins and enterprise switch applications at Tier 1 and Tier 2 accounts. Vitesse continues to deploy products with features in Ethernet that are not available from our competitors. This quarter we announced our latest copper PHY product. The VSC8664 is a quad gigabit-ethernet copper PHY, that enables synchronous data transfer over IP-based networking equipment. This capability allow telecom providers, to migrate timing sensitive applications, such as 3G cellular, Voice, and other Triple Play services, to next generation systems using Ethernet.

Vitesse is the first company to develop a multiport copper PHY for these applications, which are being very widely deployed, in both carrier and high end enterprise systems. We have already captured our first Tier 1 wins on this product, even though it was announced just this week.

In the next quarter, we will announce a new capability within our copper PHY product line. Targeted toward a growing market for green ethernet, this feature enables substantial power reduction in our current and future generation PHYs and switches. Based on technology already embedded within our products, we developed firmware that can reduce the power dissipation of systems by up to 40%.

This technology has already been deployed in enterprise switches by D-Link, who is an early adopter. Other customers in Japan, Asia, U.S., and Europe, will be implementing this new capability within the next several quarters.

Storage represented about 24% of the business during Q4, up slightly from 20% in the prior quarter. This is despite the sale of our SAS expander and enclosure management product lines to Maxim, which closed on October 29th. The 24% includes approximately $2.4 million in consumption, to the Maxim products shipped prior to the closing date of the transaction.

Not counting these products, we expect SPD to contribute approximately 15% of our total business. The business is split about 40/60 between our RAID-on-chip products and our Fibre Channel port bypass circuits, SerDes, and backplane components. We expect the slow decline to continue at least through much of fiscal 2009.

Now I would like to spend a moment to review our progress on our new strategic direction that I discussed in the last call. I will point out the Vitesse released a company overview in December, that discusses our markets and strategy in some detail. This overview has been filed as an 8-K, and is available on the Investor section of our website.

We have focused our resources on two major markets. The metro and core carrier networking market, and the enterprise networking market, including Ethernet switching and networking. We estimate these markets represent an IC TAMS of over $2.5 billion. Recent forecasts suggest they are expected to grow at double-digit rates.

During the quarter, we continued to see a strong trend of announcements for deployments of Ethernet-based services, new equipment to provide the services, and acquisitions of startups, who have developed equipment targeted at these markets.

While Ethernet-based, this new generation of services must be delivered with the reliability and predictable performance required to operate carrier class networks. These new requirements drive new opportunities for Vitesse. To better focus our Company on these opportunities, we announced last quarter a reorganization, which eliminated our independent product division.

To further strengthen our ability to identify future opportunities, we have created an office of Strategy and Technology. This organization will be led by Martin Nuss, an industry expert in deploying Ethernet technologies into carrier networks, who joined Vitesse in December. As a result of this new focus, we are seeing tremendous synergies in our development process. The emerging carrier Ethernet market is an obvious extension of our market leading position in 10-gigabit Ethernet-over-SONET technology, combined with our strength in Layer 2 Ethernet switching. Unlike many of our competitors, we are able to leverage these capabilities, into very efficient development platforms, to address this new market.

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Feb. 12. 2008 / 1:30PM PT, VTSS.PK - Vitesse State-of-the-Company Conference Call

Based on this expertise, we are developing products that can easily be deployed into both carrier and enterprise networks using common development teams, focused on a single ubiquitous technology, Ethernet. By doing so, we have significantly improved the efficiency of our Research & Development dollars. We were well-positioned in these markets, with our long history of delivering proven carrier class networking solutions into OEMs, including our carrier class max, PHYs, Ethernet mappers, and Ethernet switches.

To further our development efficiencies, we announced during the quarter an increased investment into our existing IC development facility in Hyderabad, India. Previously focused on the storage market, we have redeployed the resources on to products in our focused market segments. We were executing plans to significantly grow engineering and support resources at this location. It is our intent to expand our capabilities, in an effort to reduce development costs and improve our time to market.

Moving forward, we have already begun to engage customers on the next generation of the network, using our 10-gigabit market share, to expand into emerging 40 and 100-gigabit Ethernet technology. Some of our current multichannel chip developments have immediate applicability into this market, and we are working with our OEM customers on various pieces of these higher speed ethernet enterprise and transport technologies.

Rich mentioned earlier the completion of an agreement to license Vitesse Intellectual Property. I would like to spend a minute to discuss this new area of investment for the Company. Throughout its history, Vitesse has been a technology leader. Our high performance mixed signal CMOS technology for developing high speed serial interfaces, lends itself well to a variety of communication and storage protocols, such as SONET, Ethernet, SAS/SATA, and Fibre Channel.

We have typically deployed this IP embedded within our products. More and more these high speed serial technologies, such as Ethernet, and VScope that I mentioned earlier, are being adopted in markets outside of our focus market segments. Suppliers into these markets often do not have the capability or the desire to develop these interface technologies on their own, and prefer for these reasons and for time to market, to outsource this development to third parties.

Several quarters ago, based on this opportunity, we started a new business initiative to investigate the potential of licensing some of our intellectual property. I am pleased to announce during the quarter we closed our first substantial contract to license Vitesse IP. We billed approximately one-third of the contracts in the Q1 quarter, which as Rich mentioned, brought $4 million in cash to the Company. We expect to bill the remaining two-thirds of contracts over the next three quarters, as we complete the deliverables of the contracts.

We also expect to develop a royalty stream as a result of this license. This is a very new initiative of the Company. As we move forward, we hope to leverage our existing and new intellectual property, in noncompetitive opportunities outside of our focus markets. We see very broad applicability, in a variety of markets, such as home and consumer electronics, gaming equipment, set top boxes, media gateways, printers, and even high speed memory interfaces.

In closing, this was a significant transition quarter for the Company. We have begun to build on the solid financial foundation that we have created over the last 12 months. We have taken concrete steps to implement the organizational changes I outlined last quarter. And we have begun the process to execute our new strategic plan. I am very pleased with our progress thus far, and I am proud of the employees of Vitesse, who have absorbed the change, and now move us forward in a stronger direction.

This concludes the formal update, and I will turn it over to Janice for questions.

QUESTION AND ANSWER

Operator

Ladies and gentlemen (OPERATOR INSTRUCTIONS) We will pause for just a moment to compile the Q&A roster. (OPERATOR INSTRUCTIONS) Actually, sir, we have a question from the line of Robert Chapman with Chapman Capital.

Robert Chapman - Chapman Capital - Analyst

I don't want you guys to feel too lonely, so I figured I would answer a question of my own, with a question for you guys. With 220 million plus share outstanding for these royalty-type revenues, we will have some pretty significant and pretty consistent, to have a real dent on the income

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Feb. 12. 2008 / 1:30PM PT, VTSS.PK - Vitesse State-of-the-Company Conference Call

statement? Ignoring the fact that we are looking at a $0.90 stock. At this point can you give us a sense for what your goal is as far as IP revenues? Obviously the margins are close to 100%.

Chris Gardner - Vitesse Semiconductor - President, CEO

Yes, first off, second comment first. The margins generally on IP are very high, and 100% is not far off from where we expect them to be long-term. Right now we really don't have an expectation. As I said, we are very early into this.

I think we started looking at this opportunity as a potential, found obviously a reasonable market out there. And we really just are starting to explore it. At this point, we don't really even have a business plan in place. The real thought and strategy here, is that Vitesse develops all of this intellectual property for high speed interfaces, to deploy into our existing product line.

And the view is that, one, we can do a substantial leverage of all that development, by looking at those opportunities outside the company. One way to scale that potential, Bob, is to look at some of our competitors who are in the business for high speed serial interfaces, and some of those folks are like Silicon Image, Rambus, et cetera, and their businesses are certainly in the 10 to 30, $40 million a year range. They have obviously been investing in them a long time, but I think that is reasonable measure of the potential for the market.

Robert Chapman - Chapman Capital - Analyst

Thank you.

Operator

Your next question comes from the line of [Jerry Reeve] with Vanguard Capital.

Jerry Reeve - Vanguard Capital - Analyst

Just a little clarification on when you do file the financials, what it is we are going to be seeing? Are we going to have an '06-'07, will that just be annual? Or will it be broken down by quarter? And will you be filing the December '07 quarter at the same time as filing the '06-'07 documents?

Rich Yonker - Vitesse Semiconductor - CFO

Well the timing of it, obviously, to get it closed and ready for the SEC is determined by the December 10-Q. But as far as we are calling it a jumbo 10-K for the '06 and '07.

And it really is based on quarters. So in fact that is some of the complication, in terms of the restructuring, is that balance sheet information is readily available on some of the reconstructing. But to get between the quarters and the proper revenue recognition and the expenses has been one of the challenges. So it will be a jumbo 10-K for '06 and '07, with quarters in it, and then the Q for the December quarter.

Jerry Reeve - Vanguard Capital - Analyst

And the quarterly data for the jumbo 10-K, that is going to be abbreviated data?

Rich Yonker - Vitesse Semiconductor - CFO

They are full financials.

Jerry Reeve - Vanguard Capital - Analyst

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Feb. 12. 2008 / 1:30PM PT, VTSS.PK - Vitesse State-of-the-Company Conference Call

Just a question on the IP, the $4 million, is that structured as a licensed payment? Or is that, you indicated you would have a royalty stream as well. This initial payment, is that the licensing form?

Rich Yonker - Vitesse Semiconductor - CFO

Yes, it is structured as a license.

Jerry Reeve - Vanguard Capital - Analyst

So the $12 million contract is the license. And some royalty stream will be attached to that?

Rich Yonker - Vitesse Semiconductor - CFO

That is correct. So when I mentioned one-third of the contract, that was a license, the royalty stream is in addition to that.

Jerry Reeve - Vanguard Capital - Analyst

And any indications as to how that royalty stream will be structured, as just a percentage of product shipped, or--?

Rich Yonker - Vitesse Semiconductor - CFO

It is basically on a let me call it a per port basis, for shipment of product that has individual high speed interface ports.

Jerry Reeve - Vanguard Capital - Analyst

Thanks.

Operator

Your next question comes from the line of Kevin Wenck with Polynous Capital Management.

Kevin Wenck - Polynous Capital Management - Analyst

Thanks again for the good overview, and all of the information. First question though, is the inventory information that you mentioned, including all of the inventory in the channel. It is probably close to two quarters worth of inventory. So at some point when you have things completely optimized, how much inventory do you really need out there?

Rich Yonker - Vitesse Semiconductor - CFO

Our long term financial target is 5 turns. Right now we are because of absorbing the channel inventory, we are about half that, and we see that improving over the year. But again the long-term target is 5 turns, and we are at about 2.5 turns right now, with absorbing that channel inventory.

Kevin Wenck - Polynous Capital Management - Analyst

Okay. What are the steps you need to take to work on the absorption, and what is a reasonable timeframe? Long term could be five years.

Rich Yonker - Vitesse Semiconductor - CFO

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Feb. 12. 2008 / 1:30PM PT, VTSS.PK - Vitesse State-of-the-Company Conference Call

Well, long term is really saying that it is not at the end of this fiscal year, but it is not the at the end of the next fiscal year. So say it is six quarters out, and our method for reducing the inventory is just relentlessly going after subsets of cycle time, in the whole material supply chain.

Kevin Wenck - Polynous Capital Management - Analyst

Okay.

Rich Yonker - Vitesse Semiconductor - CFO

So as you improve cycle times, you need less inventory, and we have strategic spots where we are investing in inventory at its lowest cost, so that we have like a surge, or a buffer, and then improved cycle times through each of the steps.

Kevin Wenck - Polynous Capital Management - Analyst

Now of the 44 million, how much of it is finished goods sitting out in the channel?

Rich Yonker - Vitesse Semiconductor - CFO

Well, when we absorbed what was in the channels, it was 10 to 12 million, in terms of that inventory amount where most of the finished goods was.

Kevin Wenck - Polynous Capital Management - Analyst

Okay. How much work is there to be done to look at more detailed sell-through data by channel partner, to better balance the inventories in the channel?

Rich Yonker - Vitesse Semiconductor - CFO

Could you ask the question again? I didn't follow it.

Kevin Wenck - Polynous Capital Management - Analyst

How much work is there to be done, to give a more detailed look at sell-through data by channel partner, to better balance physical inventories that are out in the channels?

Rich Yonker - Vitesse Semiconductor - CFO

It will probably be a couple of quarters to do that, and sort that out.

Kevin Wenck - Polynous Capital Management - Analyst

Okay. And then on gross margins, which you still apparently don't want to talk about. You obviously know what they are at this point, is that correct?

Rich Yonker - Vitesse Semiconductor - CFO

Absolutely. Not that I want to talk about them. I have to have audited financials before I can do that. No. Absolutely we run the business on making decisions based on the margin obviously, with customers and pricing.

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Feb. 12. 2008 / 1:30PM PT, VTSS.PK - Vitesse State-of-the-Company Conference Call

Kevin Wenck - Polynous Capital Management - Analyst

Okay. But given some other information offered that you have been generating cash, it implies overall on an operating basis, you have at least reasonable positive operating margins for the company as a whole, is that correct?

Rich Yonker - Vitesse Semiconductor - CFO

Again, if you do the math and they make the right assumptions, that is probably not a bad conclusion.

Kevin Wenck - Polynous Capital Management - Analyst

Okay. What are the moving parts though that you are waiting for the audited financials, that would make, that you don't want to disclose what gross margins are now?

Rich Yonker - Vitesse Semiconductor - CFO

Well, you to have audited financials, and I have got to have the stock option backdating complete, so I have complete financials. Until that is done, I don't get audited financials. It has got to be a complete package. If I gave you pieces of the financials right now, basically they are unaudited.

Kevin Wenck - Polynous Capital Management - Analyst

I am sorry, I didn't phrase it very well. What part of what you need to restate affects you not being comfortable to disclose current gross margins?

Rich Yonker - Vitesse Semiconductor - CFO

I wouldn't state gross margins without audited financials.

Kevin Wenck - Polynous Capital Management - Analyst

Okay. Thanks for your help, and congratulations on the progress.

Rich Yonker - Vitesse Semiconductor - CFO

Thanks.

Operator

Your next question comes from the line of Charles [Amaco], who is a private investor.

Charles Amaco - Private Investor - Analyst

Hi, guys. I wanted to get an understanding of the impact of the storage, selling the storage business on the consumption. You report 54.9. What would that have been if it was in your territory, in your domain?

Chris Gardner - Vitesse Semiconductor - President, CEO

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Feb. 12. 2008 / 1:30PM PT, VTSS.PK - Vitesse State-of-the-Company Conference Call

Charles, that one is tough. Effectively if I gave you those numbers, I would almost be reporting Maxim's revenue for them, which I can't do. So that is why we had been careful in this transaction, to kind of give you a view of what the run rate, kind of the early run rate was, and then we have had to kind of back away from reporting those numbers. So I apologize for doing that, but it is just not appropriate for us to comment on that number.

Charles Amaco - Private Investor - Analyst

Okay. And then I see it looks like you have been adding employees this quarter, compared to previous quarter. So I imagine your total employee count is actually higher at this quarter, than it was in the previous quarter?

Chris Gardner - Vitesse Semiconductor - President, CEO

I think it is up a few, but it is probably not even noticeable actually. Maybe less than 10 employees out of for now in the 460 range, I think.

Charles Amaco - Private Investor - Analyst

I am really pleased about the cash flow increase. That is really good. I am also concerned because I do a lot of work in other technology companies, and a lot of them are actually watching what they are spending right now.

So just a comment you guys have to really watch it, because the world is slowing down in a lot of places, especially overseas. And you don't want to be caught spending too much, at a time when everybody else is cutting back and stopping.

Chris Gardner - Vitesse Semiconductor - President, CEO

We are always watching. We have learned that in the last 18 months. We don't have, as Rich likes to say, the curse of cash. We don't spend money here, we invest it.

Charles Amaco - Private Investor - Analyst

One last question on the India facility thing there, and the investment that you have made there. I have actually heard from a number of folks in technology companies, that the cost of employees and everything, and what they thought they were going to save in India, has actually surprised them, to the point where they are actually considering instead of the outsourcing, bringing things back, because of the cost of employment out there has been going up, skyrocketing up there in the last few years. Are you guys experiencing that as well, or what?

Chris Gardner - Vitesse Semiconductor - President, CEO

We clearly watch the cost of headcount there go up. I wouldn't say it is really skyrocketing. But they definitely have a higher inflation, salary inflation trend rate than we do. We have been very careful about that facility, and how we have invested in it. It is actually a fairly nice facility. It is probably sized to be able to hold maybe 100 people, and we have got something just over 20, and we are looking to double that. We aren't putting 50% of our employees over there or anything.

It is kind of a strategic investment, in areas where we think we can efficiently utilize not only the engineering talent there, but also the clock. There is some ability to generate faster time to market, by having folks who live on the other side of the planet, working when we are sleeping.

Charles Amaco - Private Investor - Analyst

Agreed. Thank you very much.

Operator

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Feb. 12. 2008 / 1:30PM PT, VTSS.PK - Vitesse State-of-the-Company Conference Call

Your next question comes from the line of [Rob Ford], who is also a private investor.

Rob Ford - Private Investor - Analyst

Hi, guys. I have been in long-term with Vitesse for a long time, and the management issues behind, - I stuck with the company at least a portion of it, because I believe in the Company. You guys have made great strides towards where we are today.

But I think the big question at least for me is, I know that we have to have three years of audited reports to try to get relisted. I think the pink sheets is something that a company, that like Vitesse, should not be trading on. I was wondering if there is an update on what our goal is. Is it only waiting for those three years of audited reports? Is there other aspects that could be looked at, if it is as simple as going to a different exchange, like an AmEx that has less restrictions on it?

Our overall goal I am assuming is to get relisted, and get off the pink sheets, because the financials you are reporting at this point especially these last few quarters, we should be trading 3 or 4 times the current stock price, and people have shown that, with the increase in the stock price just last few months. But we are not getting the bang for the buck, if you will, because we are still a pink sheet, and a [bolds more] stock.

Rich Yonker - Vitesse Semiconductor - CFO

I agree with what you said in terms of getting relisted. At this point we are 110% on getting the two years audited, and at this point not giving up on '05. But definitely we look at all alternatives. The key thing is to get through that veil of '06 and '07 and look at possibilities.

But because of the SEC requirements, when I go back to say, wee I have this jumbo 10-K and I am going to file it, I have to be able to say I can do '05 or I can't do '05, and give them some pretty compelling arguments. But then to look at definitely have developed at that time, if there are other possibilities, in terms of where to get listed we would definitely entertain that.

But right now and given the critical path to get this stuff done, and the work in front of us with the auditors, as well as the restructuring of financials with our partners, and the customer and the distributor base, we have got to get those two years done, and find out if and when we can do '05. It is a priority. Right now we can investigate that parallel, as we get closer to the '06, '07.

Rob Ford - Private Investor - Analyst

One last follow-up question, and I will hang up and let you answer. You or Vitesse is a company now with couple good quarters in our pocket here, and it looks like we were headed in the right direction, has got to start being looking attractive from other companies.

And is that something that might be a little easier to combine strategic forces, if you will, to try to get relisted, and having Vitesse do something where it could be acquired, or be the acquiree, if you will, to help your listing?

Chris Gardner - Vitesse Semiconductor - President, CEO

This is Chris. In terms of strategic direction, M&A, that sort of thing, for the most part, not having published financials puts us out of that game. There are some serious challenges for anyone who might want to merge or acquire with us, unless they are a very, very large substantial company, that they couldn't get around, because we don't have financials. All roads right now for Vitesse lead to getting our financials completed, and getting our audit out there.

We would love to get three years. We are still not confident that we can do that, but we have our heads down trying. Until we completely determine that that is not the path, the appropriate path is for us to keep trying to get the three years done, and get ourselves back to file financials, and back in compliance. So that is where we are going.

Rob Ford - Private Investor - Analyst

Okay.

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FINAL TRANSCRIPT

Feb. 12. 2008 / 1:30PM PT, VTSS.PK - Vitesse State-of-the-Company Conference Call

Operator

Your next question comes from the line of Allan Mishan with Oppenheimer.

Allan Mishan - Oppenheimer & Co. - Analyst

Hey, guys. Couple of questions. First on the IP contract that you signed, can you tell us what type of technology that was, whether it was Ethernet, or something else? And did any products go over with that? Or was it just the ability for somebody else to build a product with your IP?

Chris Gardner - Vitesse Semiconductor - President, CEO

Yes, Allen, right now I can't give you any of that information. I would probably classify it as high speed mixed signal technology, and leave it there. This is very early status, in terms of this contract. We are still working out what we are going to do publicly with our partner, et cetera. So I have to leave it there. Just look for more news probably over the next quarter or something.

Allan Mishan - Oppenheimer & Co. - Analyst

Okay, at least tell us if you lost the ability to ship any of your products as a result?

Chris Gardner - Vitesse Semiconductor - President, CEO

We did not. There are no restrictions for us whatsoever in any products or any markets. And again, our goal is to make these, as I said, completely noncompetitive, with folks who are outside our core market segments.

Allan Mishan - Oppenheimer & Co. - Analyst

Great. And then you talked about the carrier business in China. How is it going in sort of the North American and European theaters in carrier? And also in Enterprise?

Chris Gardner - Vitesse Semiconductor - President, CEO

And so in both of those markets, I would say the carrier market we continue to see, I guess what I would call schizophrenic behavior from our customers. A lot of them we talked about going through mergers and acquisitions. Originally I think they were slow to order, because of who is going to be building which system, and which location, and we went through that. We then saw some pretty strong activity in the past quarter.

And we again I think are just seeing confusion. I would say North America and Europe are still in that kind of interesting state, we get upsides and we get pushouts on a very regular basis, from a lot of the big guys right now. And I think they are still trying to absorb all of the challenges, and understand who is doing the purchasing, et cetera.

Allan Mishan - Oppenheimer & Co. - Analyst

Great. Then on the OpEx, what does it look like going forward if you don't have audit fees, if you don't have the Maxim product stuff in there, what level are we talking about X the appreciation?

Chris Gardner - Vitesse Semiconductor - President, CEO

So we have talked about the OpEx coming down some more in the prior quarter. I think the number we targeted for SPD, and also our fab which got shut down about six months ago, has taken about 2.5 million. We were looking probably at getting that down into the 21, and maybe even pushing it a little below that.

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Feb. 12. 2008 / 1:30PM PT, VTSS.PK - Vitesse State-of-the-Company Conference Call

We definitely have more work to go do, and that probably doesn't at this point even include the accounting, et cetera, going to zero. It includes a reduction in that but not a complete elimination.

Allan Mishan - Oppenheimer & Co. - Analyst

Perfect. Last one for me, just an update on SFP Plus, how is it chasing that big marquee customer? Have any design wins been awarded? Did any other customer start using your products? How do we think about that?

Chris Gardner - Vitesse Semiconductor - President, CEO

SFP Plus, that market is going pretty well. We have a great part out there called the 8242. If you look prior to that, of course we own the X2 generation, called the X2 LRM generation, with our 8238. We are seeing that product get deployed more widely as more customers are working very closely with the SMP Plus module guide. In fact if you were at OFC, you will see us there in a lot of places.

The other thing that is interesting about that same technology now, is starting to get deployed into some of these signal integrity applications that I talked about. We are now a great example of our carrier technology bridging over to the enterprise. We are taking technology, that was originally designed for Fibre, and finding that it does great at 10-gigabit backplane, and that of course is a market that could turn on to be a lot bigger than any of these Fibre markets that everyone has been talking about. Not that they aren't big, but one backplane socket, is probably worth the entire market of 10-gigabit Fibre.

Allan Mishan - Oppenheimer & Co. - Analyst

Thanks a lot.

Operator

Your next question comes from the line of Orin Hershman with AIGH Investments.

Orin Hirschman - AIGH Investment Partners - Analyst

How are you?

Rich Yonker - Vitesse Semiconductor - CFO

Hi, Orin.

Orin Hirschman - AIGH Investment Partners - Analyst

In general, if I have to ask you how you characterize the next quarter or two, whatever guidance you could offer us, based on what is going on in the end market, give us your feeling?

Chris Gardner - Vitesse Semiconductor - President, CEO

Yes, Orin, that is one thing we are very cautious about. We don't give guidance. I will re-iterate what I see in the markets for you, and allow you to draw your own conclusions. As I said, we were cautious right now. We see mixed strengths, but we also see some weakness with some customers, and I would say that is true probably mostly for carrier.

The Enterprise side seems to be generally stronger, but that is probably the area that I would have the most concern, in terms of the macro-economic impact of any kind of downturn. Those are products that in a lot of cases ship into stuff that goes into small business or SOHO

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Feb. 12. 2008 / 1:30PM PT, VTSS.PK - Vitesse State-of-the-Company Conference Call

applications, and those are some areas that potentially could be impacted by bigger and more potent forces, than certainly we would have any impact on.

Orin Hirschman - AIGH Investment Partners - Analyst

Thank you.

Operator

Your next question comes from the line of Joe Pratt with AG Edwards. Mr. Pratt, your line is open.

Chris Gardner - Vitesse Semiconductor - President, CEO

Joe, are you there? Let's move on.

Operator

Your next question comes from the line of Andrew Schmidt with Nyquist Capital.

Andrew Schmidt - Nyquist Capital - Analyst

Hi, Chris. I joined the call late, so I apologize if you went over this. Did you have any, I am sure you did, but did you disclose the 10% customers?

Chris Gardner - Vitesse Semiconductor - President, CEO

We did. We had one 10% customer, and it was IBM, who was up just slightly relative to their prior quarters, but just edged into that 10% number, because of the consumption of being a little lower this quarter.

Andrew Schmidt - Nyquist Capital - Analyst

And that was the only one.

Chris Gardner - Vitesse Semiconductor - President, CEO

That was the only one. We have several others that are pushing up towards that number, but didn't break it.

Andrew Schmidt - Nyquist Capital - Analyst

Okay. And are you still breaking out the shipments to the channel, and shipments direct, as part of your consumption numbers? Or is it just one big consumption number at this point?

Chris Gardner - Vitesse Semiconductor - President, CEO

We report one big consumption number, and one of the things we did today was reported inventory as part of the sell-through model. Effectively when we report we will be moving to revenue on a sell-through basis, which will be the same as the consumption numbers we have been reporting.

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FINAL TRANSCRIPT

Feb. 12. 2008 / 1:30PM PT, VTSS.PK - Vitesse State-of-the-Company Conference Call

Andrew Schmidt - Nyquist Capital - Analyst

Okay. And have you done any work sort of auditing competitors and such, and which ones are using sell-through, and which ones are using sell-in?

Chris Gardner - Vitesse Semiconductor - President, CEO

No, I haven't actually done that. That is for financial analysts to do, Andrew.

Andrew Schmidt - Nyquist Capital - Analyst

Yes, I guess my point is, do you think that that is a modal that everyone is going to adopt? Or do you think it is something that is going to be adopted on a case by case basis. You go back two years ago, nobody was really doing that, and now you are starting to do it, PMC is doing it.

Chris Gardner - Vitesse Semiconductor - President, CEO

Yes. So I think people will do it on a case by case basis, because it is a lot of work to make a change. But I think it makes a lot of sense, and in today's environment, there is going to be a lot of pressure to go to what is really a much more transparent reporting system.

Andrew Schmidt - Nyquist Capital - Analyst

Okay, thanks.

Operator

Your next question comes from the line of Edward [Baliski, Seamark].

Edward Baliski - Seamark - Analyst

Hi. In the event that you are not able to meet your March 31st deadline for the submission of the financials, can we expect an estimated time for completion, better than just the second quarter in the event that, as I said, you are not able to complete it and you report that. Will we get a narrower, will you be able to give us a narrower window? Will you know at that time whether it will be another month, or whether we will have to wait until the June 30th?

Rich Yonker - Vitesse Semiconductor - CFO

I am not going to be able to do that. The key thing is that day by day slips get pretty intense around here. And I hope it is toward the beginning of that quarter, as opposed to the end of it. As we get into this option back-dating accounting, which has been the long lead time item from day one, as soon as we had the new auditors on board, it is pretty heavy searching for what are the facts, so the accounting auditable evidence.

And the good news is that my accountants are there. The consultants we got are there, in terms of the intensity around the end of March, and I would say that the intensity just picks up, if we slip beyond the end of March. It is day by day. I am more concerned with getting this thing done, than trying to swag a completion date at that point. No, I won't be having a press release on while those data is reset to something else. I am just going to get this thing done.

Edward Baliski - Seamark - Analyst

Thank you.

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FINAL TRANSCRIPT

Feb. 12. 2008 / 1:30PM PT, VTSS.PK - Vitesse State-of-the-Company Conference Call

Operator

Your next question comes from the line of [Phillip Sep] who is an independent investor.

Phillip Sep - Independent Investor - Analyst

Yes. Gentlemen, following the release whenever that happens of the audited figures, how soon would you anticipate scheduling a shareholders meeting, so that we can all sit down and get to know each other real well?

Chris Gardner - Vitesse Semiconductor - President, CEO

So our challenge there, Phillip, is that we have to get to three years. If we do that, then we will definitely have a discussion to try and at the Board, and try to get one scheduled as quickly as possible after we are legally allowed to do so.

Phillip Sep - Independent Investor - Analyst

So you are saying that the two years is not good enough? That it is still the SEC's problem that we can't have this Shareholder Meeting?

Chris Gardner - Vitesse Semiconductor - President, CEO

Right. The SEC requires compliance for three years. That is a conversation that we would continue to have with the SEC. I can't certainly can't guarantee that even with those published two years financials, that they would allow us, or would be willing to waive their regulatory statutes in that regard.

Phillip Sep - Independent Investor - Analyst

Have we tried asking?

Chris Gardner - Vitesse Semiconductor - President, CEO

We have had, and continue to have conversations with the SEC, yes.

Phillip Sep - Independent Investor - Analyst

Okay. Thank you.

Operator

Your next question is a follow-up question from the line of Kevin Wenck with Polynous Capital Management.

Kevin Wenck - Polynous Capital Management - Analyst

Is the future business mix that you think the company is going to have, what is an appropriate level of R&D as a percentage of revenues?

Chris Gardner - Vitesse Semiconductor - President, CEO

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Feb. 12. 2008 / 1:30PM PT, VTSS.PK - Vitesse State-of-the-Company Conference Call

Our long-term target there is probably going to be kind of mid-20s percent. 25% is probably a reasonable number. As I said, one of our primary goals is generating efficiencies with those dollars. One of the major benefits that we are experiencing right now, is that we are able to really attack several of these markets, the enterprise and the carrier market, with effectively the same technology developments.

And if you look at some of our competitors, they are also talking about the carrier markets and the enterprise markets, in a lot of cases though, you look at the technology and the products that they are deploying, and they are totally orthogonal, they are going after the carrier markets with SONET and Fibre-to-the-Home, and they are going after the enterprise market with storage, which are completely separate product families, and separate technologies, et cetera. We are able because we targeted the carrier market and the enterprise networking market, really to attack both of those segments with single platform developments. And that is a substantial efficiency, relative to most of our peers.

Kevin Wenck - Polynous Capital Management - Analyst

Okay. And are you going to wait to grow your revenues into having mid-20s R&D numbers? Or are there still things you can do to optimize the current level of spending?

Chris Gardner - Vitesse Semiconductor - President, CEO

Well, our current R&D is actually in-line with those numbers, even at current level of revenue or consumption. So we have done a lot of work on that R&D line. I think I quoted the numbers in our last call at over a year. We have brought that OpEx number down something like 30% over the year. I don't exactly have that number in front of me. And a lot of that was just through a more efficient R&D line.

Kevin Wenck - Polynous Capital Management - Analyst

And then one final question. Once you gotten over the entire restatement process, and come up for air for a while, do you need to add some expenses to start growing the Company again?

Chris Gardner - Vitesse Semiconductor - President, CEO

Well, you ask a good question. We obviously talked a lot about our strategies today. Where we are investing. We are adding engineering personnel today at the Company. In what we consider critical areas. And yes, we now have a balance sheet that allows us to explore those opportunities.

So we are looking at what intellectual property that we need to bring into the Company, and what products we have to got to go execute on quickly to start that top line growth. That is a focus, and I would say that we came up for air last quarter, and we are starting to run at this point.

Kevin Wenck - Polynous Capital Management - Analyst

I guess one more balance sheet question. What level of cash would make you feel comfortable? Other than the converts, you have 30 million outstanding with the Whitebox line, and so 41 million in cash is a pretty sizable number. On a net basis it isn't quite that sizable. So what level of cash makes you feel comfortable?

Chris Gardner - Vitesse Semiconductor - President, CEO

Let me answer it, and then I will let Rich answer it. At 41 I feel pretty comfortable, because a year ago we had 15. Long-term it probably ought to be a quarter's worth of revenue. Let me ask Rich.

Rich Yonker - Vitesse Semiconductor - CFO

I would say to really accelerate the time-to-market, and to improve our margins with some cost reduction, I would rather not turn down any opportunities. I would rather see 60 to 70 million, in terms of cash, because we are accelerating a lot of things right now, because we are not at

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Feb. 12. 2008 / 1:30PM PT, VTSS.PK - Vitesse State-of-the-Company Conference Call

15, we are at 40. But I can see opportunities with our impacting customer value propositions on the selling price, to squeeze more margin against the bottom line.

Kevin Wenck - Polynous Capital Management - Analyst

Great. Thanks for your help.

Rich Yonker - Vitesse Semiconductor - CFO

Yes.

Operator

Your next question comes from the line of Rodney [Alswager], who is also a private investor.

Rodney Alswager - Private Investor - Analyst

Hello, Mr. Gardner, Mr. Yonker. I kind of joined the call a little late. I was going to pull the question, but it was about the financials, and a couple questions ago you answered that. Apparently you targeted March 31st to file a jumbo 10-K, is that correct? Is that what you called it, a jumbo 10-K?

Rich Yonker - Vitesse Semiconductor - CFO

That is our target. Right.

Rodney Alswager - Private Investor - Analyst

And then '05, apparently you are still having a lot of problems with '05. So I guess in a nutshell, you are looking the SEC is requiring three years worth of financials to be relisted on a major exchange, is that correct?

Rich Yonker - Vitesse Semiconductor - CFO

That is correct, right.

Rodney Alswager - Private Investor - Analyst

All right. Very good. I see you have got things well in hand. I am a fairly significant shareholder, and I think you all are doing a fine job, from what I can tell. And keep up the good work.

Chris Gardner - Vitesse Semiconductor - President, CEO

We appreciate that. Thank you.

Rich Yonker - Vitesse Semiconductor - CFO

Thank you.

Rodney Alswager - Private Investor - Analyst

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FINAL TRANSCRIPT

Feb. 12. 2008 / 1:30PM PT, VTSS.PK - Vitesse State-of-the-Company Conference Call

You are welcome.

Operator

Once again ladies and gentlemen, (OPERATOR INSTRUCTIONS) Your next question comes from the line of [Alex Washburn] with Columbia Pacific.

Alex Washburn - Columbia Pacific - Analyst

Hi, Rich. I may have missed this but could you provide an update on the sale of your fab? Thanks a lot.

Rich Yonker - Vitesse Semiconductor - CFO

Sure, Alex. Actually we have got it on the market. We don't have any suitors at this point. So it is for sale.

Alex Washburn - Columbia Pacific - Analyst

Thanks.

Operator

Your next question comes from the line of [John Privitelli], who is also a private investor.

John Privitelli - Private Investor - Analyst

I was wondering if you could please give me an estimated fully diluted share count, when all of the litigation is done, including what you may have given to Tennenbaum, and the $220 million total shares has been not updated since this option back-dating started. I was wondering if you could give me a better ballpark on what that final figure might be? Thank you.

Chris Gardner - Vitesse Semiconductor - President, CEO

We are kind of, that is probably a tough question for us right now. It is probably going to be just north of 230. So that is something we will have to go work on.

John Privitelli - Private Investor - Analyst

Great. Thank you.

Operator

Your next question comes from the line of [Albert Chan], who is a private investor.

Albert Chan - Private Investor - Analyst

Hi, Chris, hi, Rich. My question was already answered already about the Colorado facility. I have no questions at all.

Operator

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FINAL TRANSCRIPT

Feb. 12. 2008 / 1:30PM PT, VTSS.PK - Vitesse State-of-the-Company Conference Call

Okay. Once again, ladies and gentlemen, (OPERATOR INSTRUCTIONS) Sir, there are no further questions at this time.

Chris Gardner - Vitesse Semiconductor - President, CEO

I would like to thank everyone for joining us today. And we look forward to our next conference call at the end of next quarter. Thank you, Janice.

Operator

Thank you, sir. Ladies and gentlemen, this concludes today's conference call. You may now disconnect.

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